DISTRICT COURT, COUNTY OF DENVER STATE OF COLORADO 11437 Bannock Street, Room 256 Denver, CO 80202 Plaintiff: DIEGO PELLICER WORLDWIDE, INC., a Delaware corporation, v. Defendant: ROYAL ASSET MANAGEMENT, LLC, a Colorado limited liability company	□ **COURT USE ONLY** □
Attorneys for Defendant David R. Wunderlich, Reg. #39365 Hassan + Cables, LLC 1035 Pearl Street, Suite 200 Boulder, CO 80302 (Ph) 303-625-1025 (Fax) 303-957-1971 (Em) david@hassancables.com	Case Number: 21 CV 32364 Division: 203
STIPULATION FOR ENTRY AND CONFESSION OF JUDGMENT	

Plaintiff, Diego Pellicer Worldwide, Inc., and Defendant, Royal Asset Management, LLC. hereby enter into this Stipulation for Entry and Confession of Judgment (the "Confession").

This Confession is subject to the terms of the Binding Settlement Term Sheet between the Defendant, Venture Product Consulting, LLC, a Colorado limited liability company, and the Plaintiff dated November 21, 2022 (the "Term Sheet")

Defendant hereby consents to the entry of judgment in this action against it in the amount of $4,435,000.00. However, Pursuant to Sections 1(b) or 11, of the Term Sheet, the amount of this Confession may be reduced to $3,335,000.00 as set forth in the Term Sheet.

This Confession may be filed and judgment may enter at any time following the date set forth Section 1(a) of the Term Sheet, upon the filing of a verified motion by Plaintiff reciting that the date set forth in Section 1(a) of the Term Sheet has elapsed, and reciting whether the amount of this Confession has been reduced pursuant to the Term Sheet.

This document shall constitute a Confession of Judgment pursuant to the Colorado Rules of Civil Procedure. Plaintiff and Defendant stipulate that this Court has jurisdiction over them and the subject matter of this action. Plaintiff and Defendant further stipulate that venue is proper in this Court.

The judgment confessed herein shall bear interest at the rate for post-judgment interest provided by Colorado law. The date of the judgment for the purposes for the calculation of post-judgment interest owed by Royal Asset Management, LLC shall be the date of this stipulation as dated below.

Plaintiff is entitled to final judgment in the afore-mentioned amount, as the same may be modified pursuant to the Term Sheet.

Defendant voluntarily and knowingly waives all rights, notices, and defenses under the law and/or equity, and further waives all objections to entry of judgment in accordance with the terms and conditions of this Confession.

The below signed persons acknowledge they have reviewed this Confession, understands its terms, and have signed the same freely, voluntarily, and free from undue influence.

DATED this 29 day of November 2022.

DIEGO PELLICER WORLDWIDE, INC

DocuSigned by:

Nello Gonfiantini, CEO

ROYAL ASSET MANAGEMENT, LLC

Neil Demers

Neil Demers, Manager

STATE OF Texas)
)ss.
COUNTY OF BEXAR)

The foregoing Confession of Judgment was SUBSCRIBED AND SWORN to before me this 29 day of November, 2022, by Neil Demers as Manager of Royal Asset Management, LLC My commission expires: 11/29/2025.

Geovanni Hughmartin Hosang
ID NUMBER
133465846
COMMISSION EXPIRES
November 29, 2025

[SEAL]

Notarized online using audio-video communication

Geovanni Hughmartin Hosang

Notary Public

Notary Public, State of Texas